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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ANVIL HOLDINGS, INC. (Name of Registrant As Specified In Its Charter)
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ANVIL HOLDINGS, INC.
228 East 45th Street
New York, NY 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2003

TO THE HOLDERS OF CLASS B COMMON STOCK
OF ANVIL HOLDINGS, INC.:

        The Annual Meeting of Stockholders of Anvil Holdings, Inc. (the "Company") will be held at 9:00 a.m., Eastern Daylight Time on Thursday, May 22, 2003 at the Company's Executive Offices, 228 East 45th Street, New York, NY 10017, 4th Floor, for the following purposes:

  (1)
  To elect six directors, to be elected by holders of the Company's Class B Common Stock.

  (2)
  To transact such other business as may properly be brought before the meeting and any adjournment thereof.

        The Board of Directors has fixed the close of business on April 18, 2003, as the record date for determining stockholders entitled to notice of, and to vote at the Annual Meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
By Order of the Board of Directors

Jacob Hollander Secretary

April 24, 2003

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

ANVIL HOLDINGS, INC.
228 East 45th Street
New York, NY 10017

INFORMATION STATEMENT
Relating to the Annual Meeting of Stockholders
to be held May 22, 2003

        This information is being furnished in connection with matters to be considered and voted upon at the 2003 Annual Meeting of Stockholders of Anvil Holdings, Inc. ("Holdings" or the "Company") to be held at 9:00 a.m., Eastern Daylight Time on Thursday, May 22, 2003, at the Company's Executive Offices, 228 East 45th Street, New York, NY 10017, 4th Floor, and any adjournment thereof.

PURPOSES OF THE ANNUAL MEETING

        At the Annual Meeting, stockholders will be asked to consider and to take action on the election of six directors to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. See "Information as to Nominees for Election of Directors," below. In addition, the meeting will be for the purpose of transacting such other business as may properly be brought before the meeting and any adjournment thereof.

VOTING PROCEDURES

        The Company's Class B Common Stock, $0.01 per share par value (the "Class B Common"), is the only voting security of the Company entitled to vote at the meeting. Each holder of Class B Common shall be entitled to one vote in person or by proxy for each share of Class B Common held by such holder. At April 24, 2003, there were 3,605,000 shares of Class B Common Stock outstanding. Under the Company's by-laws, at all stockholder meetings, with a quorum present, the affirmative vote of the majority of shares present in person or by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

Information as to Nominees for Election as Directors

        The information on the following pages sets forth, certain information with respect to the nominees for election as directors of the Company. The positions indicated (other than directorships) are positions held as officers of Holdings' wholly-owned operating subsidiary, Anvil Knitwear, Inc. ("Anvil"). Holdings has no independent operations; its sole asset is the capital stock of Anvil. The Board of Directors of Anvil is identical to that of Holdings.

        As used herein, the "Company" refers to Holdings, including, in some instances, its subsidiaries, as appropriate to the context.

Name	Age(1)	Position
Bernard Geller	69	Chief Executive Officer and Chairman of the Board
Jacob Hollander	61	Executive Vice President, Chief Administrative Officer, Secretary, General Counsel and Director
Bruce C. Bruckmann	49	Director
Richard R. Leonard	33	Director
David Wagstaff III	64	Director
John D. Weber	39	Director

(1)
All ages are as of December 31, 2002

        Bernard Geller has served as the Chief Executive Officer of Anvil, President of Holdings, and has been a Director of Anvil and Holdings since February 1995. Since March 1997, Mr. Geller has served as Chairman of the Board of Anvil and Holdings and from July 1997 to February 28, 2001, as President of Anvil. From 1989 to 1995, Mr. Geller served as Chairman of Anvil's predecessor. From 1986 to 1989, Mr. Geller served as President of Anvil's predecessor and from 1975 to 1986, as Controller. Before joining Anvil's predecessor, Mr. Geller was with Union Underwear Co., Inc., a subsidiary of Fruit of the Loom, Inc., where he worked for 14 years, principally as that company's controller.

        Jacob Hollander has served as Executive Vice President, Chief Administrative Officer, Secretary and General Counsel of Anvil and Vice President, Secretary and General Counsel of Holdings since February, 1995. Since March, 1997, Mr. Hollander has served as a Director of Anvil and Holdings. From 1991 to 1995, Mr. Hollander served as Vice President and General Counsel of Astrum International Corp. From 1985 to 1990, Mr. Hollander served as Vice President and General Counsel of McGregor Corporation and Faberge, Incorporated, and from 1987 to 1989, Mr. Hollander also served as Vice President and General Counsel of Elizabeth Arden, Inc. During 1990, Mr. Hollander provided legal consulting services to the Unilever group of companies and to McGregor. Prior to its acquisition by McGregor, Mr. Hollander was Vice President of Faberge, Incorporated.

        Bruce C. Bruckmann has served as a Director of Anvil and Holdings since March 1997. Since 1994, Mr. Bruckmann has served as a Managing Director of Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS"). From 1983 until 1994, Mr. Bruckmann served as an officer and subsequently a Managing Director of Citicorp Venture Capital, Ltd. ("CVC"). CVC is an affiliate of 399 Venture Partners, Inc. (399 Venture"). Prior to joining CVC, Mr. Bruckmann was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. Mr. Bruckmann is also a director of Mohawk Industries, Inc., Town Sports International, Inc., Penhall International, Inc., H&E Equipment Services, LLC and several private companies.

        Richard R. Leonard has served as a Director of Anvil and Holdings since June 2002. Since 2001, Mr. Leonard has served as an investment professional of BRS, currently as Vice President. From 1999 to 2001, Mr. Leonard served as a Vice President of Audax Management Company, LLC, a private investment company. From 1997 to 1999 he was an investment professional with J.W. Childs Associates, inc., a private investment company. Prior thereto, Mr. Leonard was an Associate of Dillon Read & Co. Inc., a New York investment bank.

        David Wagstaff III has served as a Director of Anvil and Holdings since November 2001. Mr. Wagstaff has served a President and Chief Executive Officer of Vectura Group LLC since 1993 and recently became Chairman and CEO of the Hoover Group Inc. and Hoover Materials Handling, Inc. He was previously the Principal in a private consulting business and has worked in various executive capacities at the Equitable Life Assurance Company and CitiGroup. Mr. Wagstaff is also a director of Barcalounger, Inc., DavCo Restaurants, Inc., Hayden Inc., Great Lakes Dredge & Dock, Inc. and Zaterain's.

        John D. Weber has served as a Director of Anvil and Holdings since March 1997. Since 1994, Mr. Weber has been a Vice President of CVC and a Vice President of 399 Venture. Previously, Mr. Weber worked at Putnam Investments.

        Directors are elected at the annual meeting of stockholders and each director so elected holds office until the next annual meeting of stockholders or until a successor is duly elected and qualified. There are no family relations among any of the directors of Holdings.

        Pursuant to the Stockholders Agreement (as defined), 399 Venture, BRS and certain management investors (the "Management Investors") have agreed to vote their shares of Common Stock so that each of the Boards of Holdings and Anvil have up to eight members, comprised of up to three members of each Board designated by 399 Venture, up to three members of each Board designated by

BRS and up to two members of each Board designated by the Management Investors. The Directors that are currently designated by BRS are Messrs. Bruckmann and Leonard; the Directors that are currently designated by 399 Venture are Messrs. Wagstaff and Weber; and the Directors that are currently designated by the Management Investors are Messrs. Geller and Hollander. See "Security Ownership of Certain Beneficial Owners and Management—Stockholders Agreement."

Committees of the Board of Directors

        The Board has created two standing committees: an Audit Committee and a Compensation Committee. The Board may also establish other committees to assist in the discharge of its responsibilities. There is no standing nominating committee of the Board.

Audit Committee

        Messrs. Leonard, Weber and Hollander comprise the Audit Committee. As defined under the listing standards of the New York Stock Exchange, these individuals would not be considered "independent." The Audit Committee, which does not operate pursuant to a charter, met twice during the fiscal year ended February 1, 2003.

        The Audit Committee reviews the scope of the work performed by the independent public accountants and the results thereof, including internal accounting and financial controls for the Company and accounting procedures to be employed in the preparation of the financial statements of the Company. The Audit Committee makes recommendations to the Board concerning the engagement of independent public accountants to audit the annual financial statements of the Company, affirms their independence and reviews the scope of the audit to be undertaken by such accountants.

        The Audit Committee has reviewed and discussed with Management and the independent public accountants, the audited financial statements for the fiscal year ended February 1, 2003, and has recommended their inclusion in the Company's annual report on Form 10-K for that period.

        The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, and has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1.

Compensation Committee

        The Compensation Committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of employee benefit plans. The Compensation Committee has and exercises all authority under the employee stock option plan of the Company and otherwise advises and consults with the officers of the Company regarding managerial personnel policies. Messrs. Bruckmann, Weber and Geller comprise the Compensation Committee. The Compensation Committee held two telephonic meetings during the fiscal year ended February 1, 2003.

Independent Public Accountants

        Deloitte & Touche LLP ("D&T") presently serve as the independent auditors of the Company. Representatives of D&T are not expected to be present at the Annual Meeting.

Audit Fees

        The aggregate fees billed by D&T for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended February 1, 2003 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $228,900.

Financial Information Systems Design and Implementation Fees

        No services were performed by, or fees incurred to, D&T in connection with financial information systems design and implementation projects for the fiscal year ended February 1, 2003.

All Other Fees

        The aggregate fees billed by D&T for services rendered to the Company, other than the services described above under "Audit Fees," for the fiscal year ended February 1, 2003 were $212,800 including audit related services of approximately $28,000 and non-audit services of $184,800. Audit related fees include fees for the audit of the Company's Employee Savings and Investment Plan.

        The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of D&T.

Compensation of Directors and Executive Officers

        Mr. Wagstaff receives $15,000 annually for his services as Director. The remaining Directors of Anvil and Holdings do not receive compensation for services rendered in that capacity. Directors are reimbursed for any out-of-pocket expenses incurred by them in connection with their travel to and attendance at board meetings and committees thereof.

        Compensation of all executive officers of the Company is fixed by the Board and no executive officer is prevented from receiving compensation by virtue of the fact that he is also a Director. The table on the following page sets forth information for the periods presented concerning the compensation for the Company's Chief Executive Officer and each of the three other most highly compensated executive officers of the Company who were serving as executive officers of the Company at the end of fiscal 2002 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during such period. The Company has no other executive officers.

Summary Compensation Table(1)

Annual Compensation
	Fiscal Year	Salary	Bonus(2)	Other Annual Compensation(3)	All Other Compensation(4)
Bernard Geller Chief Executive Officer	2002 2001 2000	$519,615 500,385 484,615	$245,000 393,000 301,000	$22,553 18,250 14,242	$14,991 13,929 14,110
Anthony Corsano(5) President and Chief Operating Officer	2002 2001 2000	446,154 396,154 338,846	159,000 270,000 190,000	15,250 15,250 14,462	10,342 8,825 8,857
Jacob Hollander Executive Vice President, Chief Administrative Officer, Secretary and General Counsel	2002 2001 2000	370,000 355,288 341,827	159,000 270,000 190,000	14,527 13,263 11,907	10,149 8,706 8,888
William H. Turner Executive Vice President of Manufacturing	2002 2001 2000	288,077 268,077 250,770	192,000 325,000 239,000	5,956 5,595 6,667	9,886 8,426 8,590

(1)
See "Certain Relationships and Related Transactions," below.

(2)
The Company provides bonus compensation based on the Company's operating performance. See "Bonus Plan" below.

(3)
None of the Named Executive Officers received any Other Annual Compensation in an amount in excess of either $50,000 or 10% of such Named Executive Officer's salary and bonus.

(4)
All Other Compensation includes: (i) matching contributions under the Company's savings and investment plan relating to before-tax contributions made by each of the Named Executive Officers in the following amounts for fiscal 2002, 2001 and 2000, respectively: Mr. Geller—$8,629, $7,650 and $7,878; Mr. Corsano—$9,000, $7,650 and $7,882; Mr. Hollander—$9,000, $7,650, and $7,892; and Mr. Turner—$9,000, $7,650 and $7,887 (ii) insurance premiums paid by the Company with respect to term life insurance for the benefit of the Named Executive Officers in the following amounts: Mr. Geller—$1,050, $967 and $920; Mr. Corsano—$1,342, $1,175 and $975; Mr. Hollander—$1,149, $1,056 and $996; and Mr. Turner—$886, $776 and $703; (iii) the amount of premiums paid by the Company under a life insurance policy designed to fund certain retirement benefits for Mr. Geller—$5,312, $5,312 and $5,312.

(5)
During fiscal 2000 and part of fiscal 2001, Mr. Corsano was Executive Vice President of Sales and Marketing.

Employment Agreements

        The Company has employment agreements with Messrs. Geller, Corsano, Hollander, and Turner (collectively, the "Employment Agreements"). The Employment Agreements are for an initial term of three years and with respect to Messrs. Corsano, Hollander and Turner contain automatic one year extensions unless terminated as set forth therein. The Employment Agreements provide for Messrs. Geller, Corsano, Hollander and Turner (collectively, the "Executives") to serve in the same or similar capacity with the Company as they did under their previous employment contracts, and provide for an initial annual base salary of $500,000, $350,000, $355,000 and $255,000 for Messrs. Geller, Corsano, Hollander and Turner, respectively. The Employment Agreements expire on January 31, 2004. The Employment Agreements also provide each Executive with customary fringe benefits and vacation periods as well as entitle the Executive to participate in all of the Company's employee pension plans, welfare benefit plans, tax deferred savings plans, and other welfare or retirement benefits, the Bonus Plan and any stock option plan. Each Executive's employment may be terminated by the Company at any time with or without Cause (as defined below). If such Executive is terminated by the Company without Cause or such Executive resigns for Good Reason (as defined below), other than in connection with a Strategic Sale (as defined below), the Executive will be entitled to receive, within 30 days after termination, an amount equal to his base salary through the end of the term then in effect, but not less than two years salary (the "Severance Period"), plus a pro-rata bonus for the year in which the termination takes place. In addition, the Executive is entitled to continue to participate in the Company's benefit plans through the second anniversary of the date that such termination occurs. If the Executive's employment terminates for any other reason, such Executive will only be entitled to his base salary and benefits, excluding bonuses, through the end of the calendar month in which termination occurs. With respect to Messrs. Corsano, Hollander and Turner, in the event of non-renewal of any of their Employment Agreements, at the election of the Company, the Executive shall be entitled to continue to receive his salary (payable monthly in arrears) through the first anniversary of the Non-renewal Date (as defined) and to be continued on the Company's medical reimbursement plans for the same period.

        Each of the Executives is subject to confidentiality, non-competition and non-solicitation provisions. The non-competition provision provides that the Executive is not to own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business that competes anywhere in the world with the businesses of the Company and is enforceable for the term of the Employment Agreement or during any period of time the Executive is receiving payments thereunder unless the Company terminates the Executive without Cause or the Executive resigns for Good Reason, in which case the provision expires upon such termination.

        "Cause" is defined in the Employment Agreements to mean: (i) a material breach of the Employment Agreement by the Executive which is not cured within thirty days of receipt of written notice from the Board; (ii) the Executive's willful and repeated failure to comply with the lawful directives of the Board or his superior officers(s) consistent with the terms of the Employment Agreement; (iii) gross negligence or willful misconduct in the performance of the Executive's duties under the Employment Agreement which results in material injury to Holdings, Anvil or their subsidiaries; (iv) fraud committed by the Executive with respect to Holdings, Anvil or their subsidiaries; or (v) indictment for a felony or a crime involving moral turpitude, conviction of which would materially injure relationships with customers, suppliers or employees or otherwise cause material injury to the Company or its subsidiaries. "Good Reason" is defined in the Employment Agreements to mean: (i) a material breach of the Employment Agreement which is not cured within thirty days after the Board's receipt of written notice from the Executive of non-compliance; (ii) the assignment to the Executive of duties inconsistent with the Executive's position, duties or responsibilities as in effect after the date of execution of the Employment Agreement; (iii) the relocation by the Company of its executive officers to a location outside a thirty mile radius around its current location; or (iv) upon a sale ("Strategic Sale") of the Company to a corporation or other legal entity that is, or is part of a group of such entities, engaged in operating a material business in competition with, or similar or related to the business of the Company at the time of such a sale. The Executive must give a written notice of his election to terminate employment for Good Reason.

Bonus Plan

        The Company maintains an Executive Bonus Plan (the "Bonus Plan") which provides annual incentive bonuses to certain management employees of the Company. The Bonus Plan provides for an aggregate annual bonus pool equal to 4.0% of the Company's operating income (subject to adjustment by the Board for certain charges). The Chief Executive Officer of the Company determines the allocation of the bonus pool among the participants of the Bonus Plan.

Stock Option Plan

        Effective January 1, 2002, Holdings adopted a stock option plan which authorizes the granting of options for approximately 5.0% of the outstanding Class B Common on a fully diluted basis (the "2002 Stock Option Plan"). The 2002 Stock Option Plan replaced an existing plan, pursuant to which options to purchase shares (none of which were exercisable) were cancelled. Options under the 2002 Stock Option Plan may be granted to certain members of management and key employees, which include the Named Executive Officers, and are subject to time vesting provisions as well as vesting provisions relating to the sale or recapitalization of the Company, as defined. The exercise price of such options is the fair market value of the Common Stock as of the date of grant. On January 1, 2002, the Company granted options to purchase 90,000 shares to certain members of management and key employees, none of whom are the Named Executive Officers. At April 24, 2003 options to purchase 65,000 shares are outstanding (25,000 of which are exercisable).

Security Ownership of Certain Beneficial Owners and Management

        On March 14, 1997, the Company completed a reorganization plan (the "Recapitalization") which is more fully described in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2003 and prior reports.

        All of Anvil's issued and outstanding capital stock is owned by Holdings. The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock as of April 24, 2003 by (i) any person or group who beneficially owns more than five percent of any class of Holdings' voting securities, (ii) each Named Executive Officer and Director, and (iii) all Directors and Executive Officers of Holdings as a group.

	Shares Beneficially Owned
	Class A Common	Class B Common	Percentage of Voting Power(1)
Bruckmann, Rosser, Sherrill & Co., L.P(2) 126 East 56th Street New York, New York 10022	117,645	1,298,152	36.0%
399 Venture Partners, Inc(3) 399 Park Avenue, 14th Floor New York, New York 10043	97,756	1,078,689	29.9
Executive Officers and Directors:
Bernard Geller	22,516	248,447	6.9
Anthony Corsano	7,505	82,816	2.3
Jacob Hollander	7,505	82,816	2.3
William H. Turner	7,505	82,816	2.3
Bruce C. Bruckmann(4)	119,958	1,323,676	36.7
Richard R. Leonard(4)	117,645	1,298,152	36.0
John D. Weber(5)	99,671	1,099,822	30.5
Directors and executive officers as a group (6 persons)(6)	264,661	2,920,393	81.0

(1)
Calculated pursuant to Rule 13d-3(d) under the Exchange Act. The Class B Common is the only voting security of Holdings and entitles the holder thereof to one vote per share. The Class A Common is nonvoting and is entitled to the Class A Preference upon any distribution by Holdings.

(2)
Excludes shares held individually by Mr. Bruckmann and another individual, each of whom is a principal of BRS.

(3)
Excludes shares held individually by Mr. Weber and other associates of 399 Venture.

(4)
Includes shares held by BRS. Messrs. Bruckmann and Leonard each disclaims beneficial ownership of such shares. The address for such persons is c/o BRS & Co., 126 East 56th Street, New York, New York 10022.

(5)
Includes shares held by 399 Venture. Mr. Weber disclaims beneficial ownership of such shares. The address for such person is c/o 399 Venture Partners, Inc., 399 Park Avenue, 14th floor, New York, New York 10043.

(6)
Includes: (i) shares held by BRS, which may be deemed to be owned beneficially by Messrs. Bruckmann and Leonard, and (ii) shares held by 399 Venture, which may be deemed to be owned beneficially by Mr. Weber. Excluding the shares beneficially owned by BRS and 399 Venture, the Directors and Executive Officers as a group beneficially own 49,259 shares of Class A Common and 543,552 shares of Class B Common, which represents approximately 15.1% of the voting power of the Common Stock.

Stockholders Agreement

        As part of the Recapitalization, Holdings, 399 Venture, BRS and the Management Investors entered into a Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement provides: (i) that all parties thereto will vote their shares of Common Stock so as to cause the Boards of Directors of Anvil and Holdings each to consist of up to eight members, up to three to be selected by 399 Venture, up to three to be selected by BRS and up to two to be selected by the Management

Investors; (ii) for certain restrictions on transfer of the Common Stock including, but not limited to, provisions providing that Holdings and certain holders of Common Stock will have limited rights of first offer and certain limited participation rights in any proposed third party sale of Common Stock by 399 Venture or BRS; (iii) that if Holdings authorizes the issuance or sale of any Common Stock (other than as a dividend on the outstanding Common Stock) to 399 Venture or BRS, Holdings will first offer to sell to each of the other parties thereto a percentage of the shares of such issuance equal to the percentage of Common Stock held, respectively, by each of them at the time of such issuance; and (iv) that upon approval by the Board of Directors of Holdings of a sale of all or substantially all of the consolidated assets of Holdings or substantially all the outstanding capital stock of Holdings (whether by merger, consolidation or otherwise), each party thereto will consent to and raise no objections against such sale and sell its Common Stock in such sale. In reference to paragraph (iv) above, (A) at any time, both the holders of a majority of 399 Venture Stockholder Shares (as defined) and the holders of a majority of BRS Stockholder Shares (as defined), acting together as group may, and (B) after March 14, 2001, either a majority of 399 Venture Stockholder Shares or the holders of a majority of BRS Stockholder Shares may, require that Holdings enter into, and the Board of Directors approve, such a sale. None of the parties received compensation for entering into the Stockholders Agreement. The Stockholders Agreement is governed by Delaware law, which explicitly authorizes transfer limitations and voting arrangements of the type and nature contemplated by the Stockholders Agreement.

Registration Rights Agreement

        Also as part of the Recapitalization, 399 Venture, BRS, the Management Investors and Donaldson, Lufkin & Jenrette entered into a Registration Rights Agreement (the "Equity Registration Rights Agreement") which inures to the benefit of the transferees of the Class B Common initially issued in connection with the Initial Units Offering, subject to the limitations set forth therein. The Equity Registration Rights Agreement provides that, subject to certain conditions, 399 Venture and BRS each have the right to exercise a limited number of long-form and shelf demand registrations, and an unlimited number of short-form demand registrations under the Securities Act of their respective shares of Common Stock. The Equity Registration Rights Agreement also provides for piggyback registration rights, allowing the parties thereto to include their Common Stock in any registration filed by Holdings other than pursuant to a registration statement on Form S-8 or S-4 or any similar form or in connection with a registration the primary purpose of which is to register debt securities (i.e., in connection with a so-called "equity kicker"). However, if the piggyback registration is an underwritten primary registration on behalf of Holdings, and the managing underwriters advise Holdings that, in their opinion, the aggregate number of shares of Common Stock which the participants elect to include in such offering exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, the number of such shares sold in such offering shall be allocated according to the following priority: (i) first, the securities Holdings proposes to sell; (ii) second, the Common Stock requested to be included in such registration, pro rata among the holders of such Common Stock on the basis of the number of shares of Common Stock owned by each such holder; and (iii) third, other securities requested to be included in such registration.

        In addition, the parties thereto (other than certain individual investors and the Unit holders and successors) are, subject to certain conditions, prohibited from selling their shares of Common Stock within 180 days after the effectiveness of any demand registration or piggyback registration (except as part of such underwritten registration) unless the underwriters managing the registered offering otherwise agree.

Certain Relationships and Related Transactions

        Anvil, Holdings and Cottontops have entered into a management agreement with BRS, effective as of the Recapitalization, whereby BRS is to provide certain advisory and consulting services in relation to the affairs of Anvil, Holdings and Cottontops, including services in connection with strategic financial planning, and the selection, retention and supervision of investment bankers or other financial advisors or consultants. Annual fees under this management agreement are $250,000.

        Anvil, Holdings and Cottontops have entered into a management agreement with CVC Management LLC, an affiliate of 399 Venture ("CVC") effective September 15, 2002, whereby CVC is to provide certain advisory and consulting services in relation to the affairs of Anvil, Holdings and Cottontops, including services in connection with strategic financial planning, and the selection, retention and supervision of investment bankers or other financial advisors or consultants. Annual fees under this management agreement are $250,000.

        Holdings' Articles of Incorporation provide for a special dividend in the annual amount of $250,000 on its Series 1-Class A Common Stock, all of which is held by 399 Venture and its affiliates. Such special dividend has been paid through September 14, 2002. A majority of the holders of the Series 1-Class A Common Stock have waived the payment of the special dividend on and after September 15, 2002 and have agreed to vote their shares of the Company's voting stock in favor of amending and restating the Company's Certificate of Incorporation to effectuate the elimination of the special dividend.

        BRS and 399 Venture are significant stockholders of the Company and each have two designees on the Company's Board of Directors.

Jacob Hollander Secretary

April 24, 2003

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ANVIL HOLDINGS, INC. 228 East 45th Street New York, NY 10017
Summary Compensation Table (1)